(212) 848-4376




                                November 26, 2001



Quest Diagnostics Incorporated
One Malcolm Avenue
Teterboro, NJ 07608


                1.75% Contingent Convertible Debentures due 2021
                ------------------------------------------------

Ladies and Gentlemen:

         We have acted as special United States federal income tax counsel ("Special Tax Counsel") to Quest Diagnostics Incorporated (the "Company") in connection with (i) its offering (the "Offering") of $250,000,000 aggregate principal amount at maturity of 1.75% Contingent Convertible Debentures due 2021 (the "Debentures") pursuant to a Prospectus Supplement dated November 19, 2001 (the "Prospectus Supplement") and the accompanying Prospectus dated July 9, 2001 (the "Prospectus"). The Debentures were sold subject to the terms and conditions set forth in the Underwriting Agreement dated November 19, 2001 (the "Underwriting Agreement") by and among the Company, Banc of America Securities LLC, First Union Securities, Inc., and Credit Lyonnais Securities (USA) Inc., and are being issued under an Indenture, dated as of June 27, 2001, as supplemented by the First Supplemental Indenture dated as of June 27, 2001, and as further supplemented by the Second Supplemental Indenture dated as of November 26, 2001 in connection with the Offering (collectively, the "Indenture"), between the Company, the subsidiary guarantors as parties thereto, and The Bank of New York, as indenture trustee. The Debentures described above include $25,000,000 aggregate principal amount at maturity of Debentures sold to cover over-allotments pursuant to Section 2(c) of the Underwriting Agreement. In our capacity as Special Tax Counsel, we have been asked to provide the Company with our opinion of counsel concerning certain United States federal income tax consequences of the Debentures.

         For purposes of rendering our opinion set forth below, we have reviewed the Prospectus Supplement, the Prospectus, the Underwriting Agreement, the Indenture and such other documents and corporate records as we have deemed necessary or appropriate (the "Transaction Documents"). In this regard, we have assumed that (i) all disclosures, representations and warranties in the Transaction Documents were true, correct and complete when made, and continue to be true, correct and complete as of the date hereof, (ii) there has been, and will continue to be, full compliance with all agreements and covenants contained in the Transaction Documents, and (iii) the statements made to the Company by Banc of America Securities LLC in its letter to the Company dated as of the date hereof and delivered to the Company for purposes of our reliance thereon in connection with this opinion (which statements have not been independently verified by us) are and will as of the date of the Offering remain true, correct and complete. Additionally we have relied upon the statements of employees and representatives of the Company as to certain factual matters, and upon financial calculations and projections provided to us by Banc of America Securities LLC (which statements, calculations and projections have not been independently verified by us), including estimates of the net present value of all payments of contingent interest that may be made by the Company over the term of the Debentures.

         Based upon the foregoing, in reliance thereon and subject thereto, and based further upon the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative pronouncements of the United States Internal Revenue Service (the "IRS") and judicial decisions, all is in effect on the date hereof (and all of which may be subject to change, possibly on a retroactive basis), we are of the opinion that:

     (1) the Debentures sold pursuant to the Offering will be treated as indebtedness for United States federal income tax purposes;

     (2) the Debentures sold pursuant to the Offering will be subject to the rules governing contingent payment debt instruments under section 1.1275-4 of the Treasury regulations (and, in particular, paragraph (b) thereof);

     (3) in applying such Treasury regulations to the Debentures sold pursuant to the Offering, the term "comparable yield" means the yield at which the Company would issue, as of the issue date of the Debentures, fixed-rate, non-convertible debt instruments providing for no contingent payments, but with terms and conditions otherwise comparable to those of the Debentures; and

     (4) the discussions contained in the Prospectus Supplement under the captions "Summary - The Offering - United States Federal Income Tax Consequences" and "Certain United States Federal Income Tax Considerations," insofar as such discussions constitute statements of United States federal income tax law or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, accurately describe the material United States federal income tax consequences of the Debentures to holders thereof.

You should be aware that, depending on the identity of the persons to whom the Debentures were marketed or sold, there may be a presumption that the comparable yield is the "applicable federal rate," as such term is used in Treasury regulation section 1.1275-4(b)(4). This presumption may be overcome only with clear and convincing evidence that the comparable yield should be a specific yield other than the applicable federal rate.

         No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the issuance of the Debentures under state, local or non-United States tax laws, and the reasonableness of the assumptions relied upon by us in rendering our opinion above. Moreover, this opinion of counsel is based upon current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any changes in such law or practice unless you request us to do so in writing, and we are specifically retained by you for that purpose. Furthermore, the conclusions set forth in this opinion of counsel are not binding on the IRS or the courts, and no assurance can be given that the IRS will not take contrary positions upon an examination, or that a court will agree with such conclusions if litigated.

         We hereby consent to the use of this letter in connection with the Offering, and to the use of our name under the heading "Legal Matters" in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                        Very truly yours,



                                        /s/ SHEARMAN & STERLING


DJL/EJP